EXHIBIT 10.20

Dated 1st May 2009
Flex Fuels Energy Inc and The Founders and WDX Organisation Limited
Investment Agreement

Solicitors TEACHER STERN 37-41 Bedford Row LONDON WC1R 4JH t + 44 (0)20 7242 3191 f + 44 (0)20 7197 8010 DX 177 Chancery Lane

Contents

1.	Definitions and interpretation	4

2.	Subscription	8

3.	Completion	9

4.	Call Option	10

5.	Call Option Two	12

6.	Warranties	13

7.	Limitations	13

8.	The Board	14

9.	Consent	16

10.	Accounting, Business Plan and Information Rights	18

11.	Promotion of the Company's Business	18

12.	Transfer of Shares	19

13.	Effect of Ceasing to Hold Shares	19

14.	Restrictive Covenants	20

15.	Dividend Policy	21

16.	Receipts	22

17.	Confidentiality and Announcements	22

18.	Expert	23

19.	Assignment	24

20.	Insolvency	24

21.	Third Party Rights	24

22.	Agreement Survives Completion	24

23.	Shareholder Obligations and Status of this Agreement	24

24.	Severance	25

25.	Variation	25

26.	Costs	25

27.	Whole Agreement	25

28.	Notices	25

29.	Further Assurance	26

30.	Counterparts	27

31.	No Partnership	27

32.	Governing Law and Jurisdiction	27

Schedule 1	- The Founders	31

Schedule 2	- Particulars of the Company	32

Schedule 3		33

Schedule 4	-Deed of Adherence	35

Schedule 5	- Warranties	36

Schedule 6	- Intellectual Property	44

Schedule 7	- Call Option Share Examples	45

Agreed Form Documents

Articles
Business Plan
Consultancy Agreement
IP Assignment
Loan Agreement
Option and Funding Agreement
Resolutions
Service Agreements

Investment Agreement

Dated                      1st May                                2009

Between

(1)
Flex Fuels Energy, Inc. a Nevada Corporation (IRS Employer Identification No -20-5242826) having a principal office at Oceana House, 34-39 Commercial Road, Southampton, Hampshire  SO15 1GA, United Kingdom and whose registered agent in Nevada is CSC Services of Nevada Inc., SO2 East John Street, Carson City NV89706 (the Investor or the Lender);

(2)	The persons whose names and addresses are set out in column 1 of Schedule 1. (together the Founders and each a Founder); and

(3)
WDX Organisation Limited incorporated and registered in England and Wales with company number 06584607 whose registered office is at 83 Askew Crescent, Shepherds Bush, London  W12 9DW, United Kingdom (the Company or the Borrower).

Background

(1)	The Company is a private company limited by shares, brief particulars of which are set out in Schedule 2.

(2)	The Founders own the legal and beneficial title to the number of shares set out against their respective names in column 2 of Schedule 1.

(3)	The Company wishes to produce and distribute a derivative financial product to be known as the “Wocu”.

(4)
The Investor has agreed to make available to the Company a loan in accordance with the terms of the Loan Agreement.  In consideration for the availability of the loan, the Company has agreed to issue to the Investor the Subscription Shares and to grant to the Investor the Call Option in each case on and subject to the terms and conditions of this Agreement.

(5)
Simultaneously with the execution of this Agreement the Company will enter into the Call Option and Funding Agreement pursuant to which the Company will grant to the Investor an option to make available to the Company further funding pursuant to the terms of the Funding Agreement.  If such option is exercised by the Lender, the Borrower will issue to the Lender further shares in the share capital of the Borrower on the terms and subject to the conditions of the Funding Agreement.

(6)
It is agreed between the Investor, the Founders and the Company that this Agreement, the Loan Agreement and the Funding Agreement will together document the Investor‘s grant of the loan funding of between £150,000 and £600,000 to the Company and the Investors purchase of shares at nominal value comprising between 51% (per cent) and 93% (per cent) of the diluted issued share capital of the Company.

(7)
The Founders and the Investor have agreed to enter into this Agreement for the purposes of regulating their relationship as shareholders of the Company.  The Company has agreed to enter into this Agreement to be bound by its terms.

Operative Provisions:

1.	Definitions and interpretation

1.1	Unless the context otherwise requires, the following words and expressions shall have the following meaning and the rules of interpretation in Clause 1.2 apply in this Agreement.

Articles	the new articles of association of the Company in the agreed form to be adopted by the Company on or prior to Completion a copy of which are appended to this agreement;

Board	the board of directors of the Company as constituted from time to time;

Business	the development and distribution of a derivative financial product to be known as the “Wocu” to the financial services and finance sectors, as more particularly set out in the Business Plan;

Business Day	a day (other than a Saturday, Sunday or public holiday) when clearing banks in the City of London are open for the transaction of normal banking business;

Business Plan	the business plan of the Company in the agreed form, a copy of which is appended to this Agreement;

Call Option	the call option exercisable or exercised pursuant to Clause 4.2;

Call Option Conditions	the call option conditions set out in part 1 of Schedule 3;

Call Option Notice	a notice exercising the Call Option given pursuant to Clause 4.3;

Call Option Period	the period commencing on the Relevant Date and expiring on the last day of the period of ten (10) Business Days thereafter (both days inclusive);

Call Option Shares
where:
(a) one of the Call Option Conditions has not been satisfied, the number of Call Option Shares shall be equal to 5% (five per cent) of the post allotment diluted equity of the Company;

(b) two or more of the Call Option Conditions has not been satisfied, the number of Call Option Shares shall be equal to 10% (ten per cent) of the post allotment diluted equity of the Company1;

Call Option Two	the call option exercisable or exercised pursuant to Clause 5.2;

________________________________________
1 See Schedule 8 for illustration.

Call Option Two Conditions	the Call Option Conditions set out in Part 2 of Schedule 3;

Call Option Two Notice	a notice exercising the Call Option Two given pursuant to Clause 5.3;

Call Option Two Period
the period commencing on the expiry of the Call Option Period and expiring on the earlier of (a) the date on which the final Drawing is made (as defined in the Option and Funding Agreement); (b) the Lender confirming to the Borrower in writing that it will advance no further amounts under the Option and Funding Agreement; and (c) 24 (twenty four) months from the Relevant Date;

Call Option Two Shares
where:
(a) one of the Call Option Two Conditions has not been satisfied the number of Call Option Two Shares shall be equal to 5% (five per cent) of the post-allotment diluted equity of the Company;

(b) two or more of the Call Option Conditions has not been satisfied, the number of Call Option Shares shall be equal to 10% (ten per cent) of the post allotment diluted equity of the Company2;

Claim	any claim for breach of any Warranty;
Company's Solicitors	Thomas Eggar LLP, Belmont House, Station Way, Crawley, West Sussex RH10 1JA;
Companies Acts	the Companies Act 1985 and the Companies Act 2006;
Completion	completion by the parties of their respective obligations under Clause 3;
Completion Date	has the meaning given in Clause 3.1;
Consultancy Agreement	the consultancy agreement, in the agreed form, a copy of which is appended to this agreement, to be entered into between the Company and Ian Terrence Hillier-Brook;
Costs	any liabilities, losses, damages, awards, costs (including legal fees), claims and expenses;
Deed of Adherence	the deed of adherence in the form set out in Schedule 4;
Disclosed	fairly disclosed in the Disclosure Letter with sufficient explanation and detail to identify the nature, scope and full implications of the matters disclosed;

________________________________
1 See Schedule 8 for illustration.

Disclosure Letter	the letter from the Founders to the Investor, executed and delivered immediately before completion together with the bundle of documents attached to it (Disclosure Bundle) each in the agreed form;
DPA 1998	the Data Protection Act 1998;
Encumbrance
any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected) other than liens arising by operation of law;

Exercise Date	the date of service of an Call Option Notice by the Investor;
Founder Directors	the directors appointed by the Founders in accordance with Clause 8.4, and Founder Director shall mean any one of them;
ICTA	Income and Corporation Taxes Act 1988;
Intellectual Property
patents, rights to inventions, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world;

Insolvency	entry or threatened entry by the Company into any of the following: (a) a company voluntary arrangement; (b) a scheme of arrangement; or (c) the appointment of an administrator;
Investor Directors	the directors appointed by the Investor in accordance with Clause 8.4, and Investor Director means any one of them;
Investor's Solicitors	Teacher Stern LLP of 37-41 Bedford Row, London WC1R 4JH;

IP Assignment	the deed of assignment between Michael King and the Company in the agreed form a copy of which is appended to this agreement;]
ITEPA	Income Tax (Earnings and Pensions) Act 2003;
Loan Agreement	the loan agreement in the agreed form to be entered into between the Company as borrower and the Investor as lender a copy of which is appended to this agreement;
Management Accounts
the unaudited management accounts of the Company, comprising a balance sheet as at 31 December 2008 and a profit and loss account for the period which commenced on incorporation of the Company and ended on 31 December 2008;

Option and Funding Agreement	the option and funding agreement in the agreed form to be entered into between the Company and the Investor, a copy of which is appended to this Agreement;
Relevant Date	the date which is three calendar months from the date of this Agreement;
Resolutions
the resolutions, in the agreed form, to be passed by the Company by shareholders' written resolution and by the Board as referred to in Clauses 3.1.2 and 3.1.3, copies of which are appended to this agreement;

Service Agreements	the service agreements, in the agreed forms, copies of which are appended to this Agreement, to be entered into between the Company and each of the Founders;
Shareholders	a holder of shares in the Company who is a party to this Agreement or who becomes a party to this Agreement by executing a Deed of Adherence;
Shares	the ordinary shares of £0.01p each in the capital of the Company, which have the rights set out in the Articles;
Subscription Shares	the new shares to be subscribed by the Investor pursuant to Clause 2.1;
Tax or Taxation
all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto;

Tax Warranties	the warranties set out in paragraph 6 of Schedule 5; and
Warranties	the warranties, representations and undertakings given pursuant to Clause 5, and references to a particular Warranty are to a warranty statement set out in Schedule 5; and

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement shall include the schedules.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Words in the singular shall include the plural and vice versa.

1.7	A reference to one gender shall include a reference to the other genders.

1.8
A reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force from time to time, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts; provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9	A reference to writing or written includes faxes but not e-mail.

1.10	Documents in agreed form are documents in the form agreed by the parties and initialled by or on behalf of them for identification.

1.11	A reference to a document is a reference to that document as varied or novated (in each case, other than in breach of this Agreement) at any time.

1.12	References to Clauses and Schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant Schedule.

1.13	A reference to an Investor Director or to a Founder Director shall in each case include any alternate appointed to act in his place from time to time.

2.	Subscription

2.1
Subject to Clause 3, the Investor applies for the allotment and issue to it of the number of Subscription Shares (which shall, for the avoidance of doubt, comprise 51% of the diluted issued share capital of the Company on Completion,  set out against its name below) at a subscription price of £0.01 per Subscription Share, payment for which shall be made in accordance with Clause 3.1.1:

Shareholder	Shares	Total subscription monies (£)
Investor	5,100 ordinary shares of £0.01p each	£51

2.2	The Founders apply for the allotment and issue to them of the number of shares set out against their names below at a subscription price of £0.01p

Shareholder	Shares
Edward Michael King	3,379
Andrew James Slater	588
Mark Daniel George Trainor	245
Michael Alan Blakey	196
Ian Terrence Hillier-Brook	196
Stuart Anthony Holmes	196

2.3
The Company warrants to the Investor that, on the date of this Agreement and on the Completion Date, the Company shall be entitled to allot the Subscription Shares to the Investor on the terms of this Agreement, without the consent of any other person.

2.4	Each party to this Agreement warrants to each of the other parties that:

2.4.1	it has the power and authority to enter into and perform its obligations under this Agreement;

2.4.2	when executed, its obligations under this Agreement will be binding on it; and

2.4.3	execution and delivery of, and performance by it of its obligations under this Agreement will not result in any breach of applicable law.

2.5
Each Founder agrees to vote in favour of the Resolutions and irrevocably waives any pre-emption rights that he or his nominees may have under the Company's articles of association or otherwise, so as to enable the issue of the Subscription Shares to proceed.

2.6	The Investor may direct that the Subscription Shares are issued and registered in the name of any nominee or custodian holding such shares on its behalf as bare nominee.

3.	Completion

3.1
Completion of the subscription by the Investor for the Subscription Shares shall take place at the offices of the Investor's Solicitors on the date of this Agreement (or at such other time and place as the Company and the Investor shall agree) when the events set out below shall take place in such order as the Investor may require:

3.1.1
the Investor shall pay the Company £51 by electronic transfer to the Company's bank account at Barclays Bank plc, sort code 20-10-53, account number 23553019. Payment made in accordance with this Clause 3.1.1 shall constitute a good discharge for the Investor of its obligations under Clause 2.1;

3.1.2	a meeting of the Board shall be held at which the Board shall:

(a)	recommend to the Founders that the Company should adopt the Articles and sub-divide the authorised but unissued ordinary share capital of the Company into shares of £0.01p each;

(b)
subject to receipt of the payment referred to in Clause 3.1.1, issue and allot the Subscription Shares credited as fully paid to the Investor (or such person as it shall direct) and enter its name in the register of members in respect of them;

(c)	execute and deliver to the Investor a share certificate for the Subscription Shares;

(d)	appoint Tom Barr and David Miller to act as its Investor Directors;

(e)	approve and authorise the execution of the Loan Agreement, the IP Assignment the Option and Funding Agreement and the Service Agreements by the Company; and

(f)	pass any other resolutions required to carry out the Company's obligations under this Agreement;

3.1.3	the Founders shall procure that such shareholder meetings of the Company are held as may be necessary to adopt the Articles;

3.1.4	in consideration for the issue of the Subscription Shares the Investor shall enter into the Loan Agreement with the Company;

3.1.5	the Company and Michael King shall enter into the IP Assignment;

3.1.6	the Company and the Investor shall enter into the Option and Funding Agreement;

3.1.7
the Company and Edward Michael King, and Andrew James Slater and Michael Blakey shall enter into the Service Agreements and the Company and Ian Terrence Hillier-Brook shall enter into the Consultancy Agreement and these agreements will not be varied prior to repayment of all amounts due and owing from time to time to the Lender under the Loan Agreement and/or the Option and Funding Agreement without the prior written consent of the Investor Directors.

3.1.8	the Company Secretary shall be instructed to file all appropriate resolutions and forms with the Registrar of Companies within the time limits prescribed for filing each of them;

3.1.9	the parties shall adopt the Business Plan which is in agreed form; and

3.1.10
the parties shall waive, or agree to procure the waiver of, any rights or restrictions which may exist in the articles of association of the Company or otherwise which might prevent the issue and allotment of the Subscription Shares.

4.	Call Option

4.1
In consideration of the Investor paying to the Company the sum of £1.00 (receipt of which is hereby acknowledged by the Company) the Company hereby grants to the Investor the call option referred to in Clause 4.2.

4.2
In the event of the non-satisfaction by the Founders of the Call Option Conditions (or any of them) on or before the expiry of the Relevant Date, the Investor shall have the option to subscribe for some or all of the Call Option Shares and upon the exercise of such option the Company shall become bound to issue and allot to the Investor and the Investor shall become bound to complete the subscription for some or all of the Call Option Shares.  The subscription price for the relevant Call Option Shares shall be the par or nominal value of each share.

4.3
The Call Option must be exercised by notice in writing to the Company served only during the Call Option Period failing which it will lapse and cease to have any further effect.  A Call Option Notice, once given may not be withdrawn except with the written consent of the Company.

4.4	If a Call Option is exercised, then the remaining provisions of this Clause 4 will apply.

4.5
Completion of the issue and allotment of the relevant Call Option Shares shall take place at the registered office of the Company on the day five (5) Business Days after the Exercise Date (or at such other time and place as the Company and the Investor shall agree) provided that, if such day is not a Business Day, completion shall take place on the first Business Day thereafter when the events set out below shall take place in such order as the Investor may require:

4.5.1
The Company shall issue and allot the relevant Call Option Shares to the Investor and shall deliver all relevant share certificates and other documents of title in respect of the relevant Call Option Shares to the Investor;

4.5.2
The Company and/or all of the Founders (as appropriate) shall deliver to the Investor any form of consent or waiver required from it/them to enable the issue and allotment of the relevant Call Option Shares in accordance with the Articles and this Agreement and shall do all such things and execute all such documents as shall be necessary or as the Investor may reasonably request to give effect to the issue and allotment of the relevant Call Option Shares in accordance with the terms of this Agreement; and

4.5.3
subject to the Company complying with its obligations under Clause 4.5.1 the Investor shall pay the Company an amount equal to the number of Call Option Shares in question multiplied by the par value of such Call Option Shares by electronic transfer to the Company’s bank account at Barclays Bank Plc, sort code: 20-10-53, account number: 23553019.

4.6	If any of the provisions of Clause 4.5 are not complied with on the date fixed for completion of the Call Option, the party not in default may (without prejudice to its other rights and remedies):

4.6.1	defer completion of the Call Option to a date not more than twenty eight (28) days after such date (an so that the provisions of this Clause 4.6) shall apply to Completion as so deferred); or

4.6.2	proceed to completion of the Call Option so far as practicable (without prejudice to its rights under this Agreement); or

4.6.3	rescind the contract of sale arising by virtue of the exercise of the Call Option.

4.7
In the event that the Call Option Conditions are all satisfied by the expiry of the Call Option Period, the Company shall forthwith (following repayment of all sums due and payable by the Company to the Investor under the Loan Agreement and the Option and Funding Agreement) make the sum of £20,000 available for distribution to the Founders in such manner as the Board shall agree.

4.8	In the event that the Company:

(a)	fails to satisfy all of the Call Option Conditions; and

(b)	notwithstanding the above, the Investor proceeds to permit any Drawing to take place pursuant to the Option and Funding Agreement (as such term is defined therein); and

(c)	the Company satisfies all of the Call Option Two Conditions prior to the expiry of the Call Option Two Period,

then the Investor shall be obliged to effect the transfer to the Founders pro rata to their existing shareholding of all Call Option Shares vested in its name for a consideration equal to the nominal value of those Call Option Shares mutatis mutandis in the manner set out in Clauses 4.5 and 4.6 inclusive.

4.9	In the event that there is any dispute between the parties as to the application of this Clause 4, the parties agree to resolve such dispute in accordance with the provisions of Clause 18.

5.	Call Option Two

5.1
In consideration of the Investor paying to the Company the sum of £1.00 (receipt of which is hereby acknowledged by the Company) the Company hereby grants to the Investor the call option referred to in Clause 5.2.

5.2
In the event of the non-satisfaction by the Founders of the Call Option Two Conditions on or before the expiry of the Call Option Two Period, the Investor shall have the option to subscribe for some or all of the Call Option Two Shares and upon the exercise of such option the Company shall become bound to issue and allot to the Investor and the Investor shall become bound to complete the subscription of some or all of the Call Option Two Shares.  The subscription price for the relevant Call Option Two Shares shall be the par or nominal value of each share.

5.3
The Call Option Two must be exercised by notice in writing to the Company served only during the Call Option Two Period failing which it will lapse and cease to have any further effect.  A Call Option Two Notice, once given may not be withdrawn except with the written consent of the Company.

5.4	If the Call Option Two is exercised, then the remaining provisions of this Clause 5 will apply.

5.5
Completion of the issue and allotment of the relevant Call Option Two Shares shall take place at the registered office of the Company on the day five (5) Business Days after the Exercise Date (or at such other time and place as the Company and the Investor shall agree) provided that, if such day is not a Business Day, completion shall take place on the first Business Day thereafter when the events set out below shall take place in such order as the Investor may require:

5.5.1
The Company shall issue and allot the relevant Call Option Two Shares to the Investor and shall deliver all relevant share certificates and other documents of title in respect of the relevant Call Option Two Shares to the Investor;

5.5.2
The Company and/or the Founder (as appropriate) shall deliver to the Investor any form of consent or waiver required from it/them to enable the issue and allotment of the relevant Call Option Two Shares in accordance with the Articles and this Agreement and shall do all such things and execute all such documents as shall be necessary or as the Investor may reasonably request to give effect to the issue and allotment of the relevant Call Option Two Shares in accordance with the terms of this Agreement; and

5.5.3
subject to the Company complying with its obligations under Clause 4.5.1 the Investor shall pay the Company an amount equal to the number of Call Option Two Shares in question multiplied by the par value of such Call Option Two Shares by electronic transfer to the Company’s bank account at Barclays Bank Plc, sort code: 20-10-53, account number: 23553019.

5.6	If any of the provisions of Clause 5.5 are not complied with on the date fixed for completion of the Call Option Two, the party not in default may (without prejudice to its other rights and remedies):

5.6.1	defer completion of the Call Option Two to a date not more than twenty eight (28) days after such date (an so that the provisions of this Clause 4.6) shall apply to Completion as so deferred); or

5.6.2	proceed to completion of the Call Option Two so far as practicable (without prejudice to its rights under this Agreement); or

5.6.3	rescind the contract of sale arising by virtue of the exercise of the Call Option Two.

5.7	In the event that there is any dispute between the parties as to the application of this Clause 5, the parties agree to resolve such dispute in accordance with the provisions of Clause 18.

6.	Warranties

6.1	The Founders acknowledge that the Investor has been induced to enter into this Agreement and to subscribe for the Subscription Shares on the basis of and in reliance upon the Warranties.

6.2
The Founders (other than Mark Daniel George Trainor and Stuart Anthony Holmes) severally warrant to the Investor that each and every warranty set out in Schedule 5 is, at the date of this Agreement true, accurate and not misleading subject to the matters disclosed in the Disclosure Letter.

6.3	Each Warranty is a separate and independent warranty and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this Agreement.

6.4	The Investor's rights and remedies in respect of any breach of any of the Warranties shall not be affected by:

6.4.1	Completion;

6.4.2	any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

6.5
The Investor warrants at the date of Completion that it is not actually aware of any breach of Warranty and the Investor shall have no claim in respect of any breach of Warranty of which it was actually aware at the date of Completion.

7.	Limitations

7.1	The limitations set out in this Clause 7 shall not apply to any Claim which is:

7.1.1	the consequence of fraud, dishonesty, wilful concealment, wilful misrepresentation or gross negligence by or on behalf of the Founders; or

7.1.2	which is a result of a breach of the Warranties in paragraphs 1-3 (inclusive) of Schedule 5.

7.2	The Founders shall not be liable for a Claim unless the Investor has given the Founders written notice of that Claim, specifying (in reasonable detail) the nature of the Claim and the amount claimed:

7.2.1	in the case of a Claim under the Tax Warranties, within the period of six years and three months from the end of the accounting period current at the Completion Date; and

7.2.2	in the case of any other Claim, within two (2) years beginning with the Completion Date.

However, failure to give reasonable details of any Claims shall not prevent the Investor from proceeding with any Claim that is otherwise made properly under this Agreement.

7.3
The aggregate liability of the Founders for all and any Claims when taken together shall be limited to £150,000 (one hundred and fifty thousand pounds sterling) together with the proper and reasonable costs of recovery in respect of any Claim incurred by (or on behalf of) the Investor.

7.4	The Founders shall not be liable for any Claim unless the aggregate liability for any Claim exceeds £5,000, in which case the Founders shall be liable for the entire amount and not just the excess.

7.5
If, after any payment to the Investor in respect of any Claim, the Company receives any payment from any third party directly in respect of the loss suffered by the Company which resulted in the Claim, the Investor shall reimburse to the Founders an amount equal to the proportion of such payment which the amount paid by the Founders to the Investor bears to such loss.

7.6	The Investor may not recover from the Founders under the Warranties more than once in respect of the same damages suffered.

7.7
The time limits in Clause 7.2 shall not limit any Claim in respect of liabilities that are contingent or unascertained where written notice of the Claim (giving as far as practical the amount and details of the Claim) is given to the Founders before the expiry of the relevant periods specified in Clause 7.2.

8.	The Board

8.1	The appointment, dismissal and conduct of the Board shall be regulated in accordance with this Agreement and the Articles.

8.2
Subject to Clause 8.5, below the maximum number of directors of the Board holding office at any one time shall be four made up of two Founder Directors and two Investor Directors. Notwithstanding the foregoing, in the event that the Board so resolves the maximum number of directors of the Board may be increased with the consent of the Investor Directors.

8.3
The post of chairman shall be held by one Founder Director unless any of the Call Option Conditions or Call Option Two Conditions fail to be met, in which event the post of chairman shall at all times thereafter be held by one Investor Director.  At each Board meeting each director has one vote.  In the case of an equality of votes the chairman shall have a second or casting vote.

8.4
In accordance with the Articles, for so long as the Investor holds Shares representing at least 51% (fifty-one per cent)  of the diluted issued share capital of the Company it shall have the right to appoint and maintain in office two (2) natural persons as the Investor may from time to time direct each as an Investor Director (and as a member of each and any committee of the Board) and to remove any director so appointed and, upon his removal whether by the Investor or otherwise, to appoint another person to act as an Investor Director in his place, and Tom Barr and David Miller shall be deemed to be the first directors appointed pursuant to this Clause 8.4.

8.5
In accordance with the Articles, for so long as the Founders hold Shares representing in aggregate at least 25% (twenty five per cent) of the issued share capital of the Company, they, acting as a group,  shall have the right to appoint and maintain in office two (2) natural persons as the Founder may from time to time direct each as a Founder Director (and as a member of each and any committee of the Board) and to remove any director so appointed and, upon his removal whether by the Founder or otherwise, to appoint another person to act as a Founder Director in his place, and Edward Michael King and Ian Terrence Hillier-Brook  shall be deemed to be the first directors appointed pursuant to this Clause 8.5.

8.6
The appointment and removal of an Investor Director and/or a Founder Investor shall be by written notice to the Company which shall take effect on delivery at its registered office or at any meeting of the Board or committee thereof.

8.7	The parties intend that meetings of the Board are convened and held at least once every month.

8.8	The Company shall send to the Investor Directors and the Founder Directors (in electronic format if so required):

8.8.1	reasonable advance notice of each Board meeting;

8.8.2	a written agenda for each Board meeting, accompanied by all relevant papers; and

8.8.3	as soon as practicable after each such meeting, a copy of the minutes of such meetings.

8.9	No resolution may be passed at a meeting of the Board (or a meeting of a committee of the Board), unless:

8.9.1	the nature of the business has been specified in the agenda; and

8.9.2	an Investor Director and a Founder Director is present at such meeting.

8.10
The parties shall use their respective reasonable endeavours to ensure that any Board meeting and every general meeting of the Company has the requisite quorum.  The quorum at any Board meeting (including adjourned meetings) is one Founder Director (or his alternate) and one Investor Director (or his alternate)

8.11	No business shall be conducted at any Board meeting unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.

8.12
If a quorum is not present within 30 minutes after the time specified for a Board meeting in the notice of the meeting then it shall be adjourned for three (3) Business Days at the same time and place.

8.13
Notwithstanding the provisions of Clause 8.12, a meeting of the Board shall be adjourned to another time or date at the request of all the Investor Directors or all the Founders Directors present at the meeting. No business may be conducted at a meeting after such a request has been made. No more than one such adjournment may be made in respect of a meeting.

8.14
An Investor Director or a Founder Director absent from a Board meeting may appoint any person (except an existing director representing the other party) to act as his alternate at the meeting.  For the purposes of the meeting the alternate director:

8.14.1	shall be the Investor Director or Founder Director by whom he is appointed and may vote in place of the Investor Director or Founder Director; and

8.14.2	where the person appointed as an alternate is already a director of the Company in his own right, shall also be a director (and may vote) in his own right.

8.15
The Company shall reimburse any Investor Director or Founder Director appointed pursuant to the Articles in accordance with its existing policy with the reasonable costs and any out of pocket expenses incurred by the Investor Director or Founder Director in respect of attending meetings of the Company or carrying out authorised business on behalf of the Company.

8.16	The Investor shall have the right to select one manager/Director, either as an Investor Director or his nominee, to be employed by the Company on the terms set out in the Business Plan.

9.	Consent

9.1
The Company undertakes with each of the Shareholders that (save as otherwise provided or contemplated in this Agreement) it will not without the prior written consent of the holders of 75% of the issued share capital:

(a)	issue, allot, redeem, purchase or grant options over any of its shares or other securities or reorganise its share capital in any way;

(b)	pay or make any dividend or other distribution except as required by this Agreement;

(c)	alter the provisions of its memorandum or articles of association or pass any resolution for winding up;

(d)	acquire or make any investment in another company or business or incorporate any subsidiary;

(e)	appoint any new director or senior employee (meaning an employee whose rate of gross contractual salary is £50,000 per annum or more) of the Company or vary the emoluments of any of its directors;

(f)
borrow any money or obtain any advance or credit in any form other than normal trade credit or other than on normal banking terms for unsecured overdraft facilities or vary the terms and conditions of any borrowings;

(g)
sell, transfer, lease, license or in any way dispose of its business, undertaking or freehold or leasehold property or any part thereof or interest therein or (except in the ordinary course of business) do any of the foregoing with any other of its assets or any interest therein;

(h)	incur any expenditure in excess of £25,000 in respect of one item or one or more related items;

(i)	change its auditors, accounting reference date or registered office;

(j)	enter into any service agreement with any employee or director which is not terminable without payment of compensation on not more than 3 months' notice;

(k)
dismiss any of its senior employees (meaning an officer or an employee whose rate of gross contractual salary is £50,000 per annum or more) save in circumstances where the Company is entitled to summarily dismiss that employee;

(l)	enter into any agreement which cannot be terminated by it without penalty within 12 months of its commencement;

(m)	give any guarantee, indemnity or security in respect of the obligations of any other person;

(n)	create or allow to subsist any Encumbrance over any of its assets (other than that granted in favour of the Investor);

(o)	permit the Company to incur any Indebtedness in excess of £500,000 in the aggregate outstanding or vary the terms and conditions of any borrowings;

(p)
lend any money to any person or give any guarantee in an amount exceeding £25,000 (whether by loan or guarantee or by a series of related loans or guarantees otherwise than by way of deposit with a bank or other institution the normal business of which includes the acceptance of deposits) or grant any credit to any person (except to its customers in the normal course of business);

(q)
incur any material expenditure or liability of a capital nature (including, for this purpose, the acquisition of any asset under lease or hire purchase) save in respect of office machinery and equipment reasonably required in the ordinary course of its business;

(r)	change the nature or scope of its business as carried on from time to time or commence any new business not being ancillary or incidental to such business;

(s)	enter into any partnership or joint venture with any other person;

(t)	enter into any material contract or arrangement outside the ordinary course of its business or whereby any person would or might receive remuneration calculated by reference to its income or profits;

(u)	pay any remuneration or expenses to any person other than as proper remuneration for work done or services provided or as proper reimbursement for expenses incurred in connection with its business;

(v)	make any gift or political or charitable donation;

(w)	enter into any arm’s length transaction (with the exception of an employment contract) with an aggregate value in excess of £50,000;

(x)	make any claim, disclaimer, surrender, election or consent of a material nature for tax purposes;

(y)	factor or assign any of its book debts; and

(z)
in respect of any of the matters referred to in this sub-clause, permit any power or authority of its directors to be delegated to any executive director or committee of directors or to any other person whatsoever.

10.	Accounting, Business Plan and Information Rights

10.1	The Company shall, and the Shareholders shall procure that the Company shall from Completion, at all times maintain accurate and complete accounting and other financial records.

10.2
The Company shall, and the Founders shall procure that the Company shall from Completion, prepare management accounts (in such form reasonably approved by the Investor) and shall send copies to the Investor within seven (7) days of the end of each month.

10.3
The Founders shall procure that the Company shall continue to prepare a business plan for the Company for each financial year and shall provide the Investor with a copy of the business plan for its comments. Each business plan shall require the approval of the Investor Directors and the Founder Directors.

10.4
The  accounts of the Company in respect of each accounting period, together with the related  management letters shall be completed and approved by the Board and delivered to each Shareholder within two (2) months after the end of the accounting period to which such  accounts relate.

10.5	The Company shall provide each Shareholder promptly with such other information concerning the Company and its business as each Shareholder may reasonably require from time to time.

10.6
If the Company does not comply with its obligations under Clause 10.2 to Clause 10.5 the Investor, the Investor Directors appointed by such Investor and a firm of accountants nominated by the Investor at the Company's expense will be entitled to attend the Company's premises to examine the books, records and accounts of the Company and to discuss the Company's affairs, finances and accounts with its directors, officers and senior employees. Each of the Shareholders and the Company separately undertakes to each Shareholder to co-operate with any accountants or representatives appointed by them pursuant to this Clause 10.6.

10.7	Each Investor Director may, from time to time, make full disclosure to its appointing Shareholder of any information relating to the Company.

11.	Promotion of the Company's Business

11.1	The Shareholders shall promote the best interests of the Company and ensure that the Business is conducted in accordance with the Business Plan and good business practice.

11.2	The Company shall apply the proceeds of the Investor's subscription for the Subscription Shares in the furtherance of the Business in accordance with the Business Plan.

11.3	The Founders and the Company undertake to the Investor to procure, so far as in their respective power to do so:

11.3.1	that the Company shall:

(a)	take out and maintain insurance satisfactory to the Investor and shall on request supply the Investor with a schedule of such insurances;

(b)	take all action as may be required to protect its Intellectual Property and any other property and assets;

(c)	ensure that all new business opportunities relevant to the Company are pursued and taken up only by the Company (or a wholly owned subsidiary of it); and

(d)	comply with the terms of this Agreement, and the Articles and the Service Agreements.

11.3.2	that the Founders shall:

(a)	procure the passing of all resolutions at Board meetings and at shareholders' meetings of the Company;

(b)	take all steps necessary to ensure performance of this Agreement;

(c)
procure that, as soon as reasonably practicable on receiving notice to do so from the Investor, the Company convenes and holds at short notice a general meeting of the Company at such place and time as the Investor may determine at which any resolution required by the Investor shall be proposed.

11.4	Each of the parties (other than the Company) undertakes to the other parties to be bound by the Articles for so long as each party is a holder of shares in the capital of the Company.

12.	Transfer of Shares

12.1
Each Shareholder undertakes to the Company and to the other Shareholders that he shall not, and shall not agree to create any Encumbrance over, transfer or otherwise dispose of the whole or any part of his interest in or grant any option over any Shares to any person except;

12.1.1	with the prior written consent of the Shareholders; or

12.1.2	where required or permitted to do so by the Articles and this Agreement.

12.2	No transfer of Shares shall be registered by the Board unless the transferee of such Shares has executed and delivered a Deed of Adherence.

12.3	The Company shall not issue any Shares or other equity securities to any person, unless that person is a party to this Agreement or has executed and delivered a Deed of Adherence.

13.	Effect of Ceasing to Hold Shares

13.1
A party shall cease to be a party to this Agreement for the purpose of receiving benefits and enforcing his rights from the date that he ceases to hold (or beneficially own) any shares in the capital of the Company (but without prejudice to any benefits and rights enjoyed prior to such cessation).

13.2
A party's obligations under Clause 5 (Warranties), Clause 14 (Restrictive Covenants) and Clause 15 (Dividend Policy) shall survive a transfer of all or any shares by the party, and shall survive the party ceasing to be a director, or employee of or consultant to the Company. But otherwise when a party ceases to hold shares in the Company, he shall have no further obligation or liability under this Agreement, but without prejudice to the due performance by the party of all obligations up to the date of such cessation.

14.	Restrictive Covenants

14.1	Each Founder hereby severally undertakes and covenants with the Investor and the Company that he shall not:

14.1.1
during the period of this Agreement and for a period of two (2) years thereafter carry on or be concerned, engaged or interested (directly or indirectly), in any capacity whatsoever, in any trade or business competing with the trade or business of the Company as carried on from time to time; or

14.1.2	during the period of this Agreement and for a period of two (2) years thereafter either on his own behalf or on behalf of any person, firm or company (including as an employee) directly or indirectly:

(a)	carry on or be concerned, engaged or interested in any capacity in any trade or business competing with the trade or business of the Company from time to time; or

(b)	do or say anything which may lead to any person ceasing to do business with the Company on substantially the same terms as previously (or at all); or

(c)
endeavour to entice away from the Company or solicit any person, firm or company who during such period shall have been doing business with the Company, and who was a customer of the Company during such period; or

(d)
employ, engage or induce, or seek to induce, to leave the service of the Company any person who shall have been employed in a senior capacity by the Company with whom he shall have had dealings during such date; or

(e)
have any dealings with any person, firm or company who was a client, customer, supplier, agent or distributor of the Company with whom he shall have been engaged or involved by virtue of his duties during such period.

14.2
The Investor hereby undertakes and covenants with the Founders and the Company that it shall not during the period of this Agreement and for a period of two (2) years thereafter carry on or be concerned, directly engaged or interested, in any capacity whatsoever, in any trade or business directly competing with the trade or business of the Company from time to time.

14.3	Each covenant in Clauses 14.1 and 14.2 is:

14.3.1
a separate undertaking by the relevant party and shall be enforceable by the other party separately and independently of its right to enforce any one or more of the covenants in Clauses 14.1 and 14.2; and

14.3.2
considered fair and reasonable by the parties. If any restriction is found to be unenforceable but would be valid if any part of it were deleted, or the period or area of application reduced, the restriction shall apply with such modification as may be necessary to make it valid and effective.

14.4
If Clauses 14.1 and 14.2 are breached, the Founders and the Investor agree that damages alone are not likely to be sufficient compensation, and that injunctive relief is reasonable and is likely to be essential to safeguard the interests of the relevant party or parties and that injunctive relief (in addition to any other equitable remedies) may (subject to the discretion of the courts) be obtained:

14.4.1	also for the benefit of the Company in the context of a Founder’s employment by the Company; and

14.4.2	the duration, extent and application of each of the restrictions are no greater than are necessary for the protection of the interests of the relevant parties.

14.5
Each party further undertakes and agrees with the others that he will observe any substitute restrictions (in place of those set out in Clauses 14.1 and 14.2) as the other party or parties may from time to time specify in writing which are less restrictive than those specified in this Clause 14.

15.	Dividend Policy

15.1
Subject to the requirements of the Companies Acts, and unless the parties otherwise agree in writing, the Company shall not declare, pay or make any dividend or other distribution until all loans made to the Company by the Investor whether pursuant to the Loan Agreement, the Option and Funding Agreement or otherwise have been repaid in full.  In relation to any particular financial year thereafter, the Company shall distribute by way of dividend at least sixty percent (60%) of the profit of the Company in relation to each financial year up to and including the third financial year which commences after the Completion  Date and shall distribute by way of dividend at least seventy percent (70%) of the profit of the Company in relation to each financial year commencing and including the fourth financial year after the Completion Date, but in each case after making all necessary, reasonable and prudent provisions and reserves for taxation as shown in the  accounts for that year.

15.2	A distribution under this Clause 15 in relation to any financial year shall be made within six (6) months of the day to which the accounts for that year are made up.

15.3
Notwithstanding the foregoing, in the event that the Company repays all sums outstanding under the Loan Agreement and the Option and Funding Agreement within the period of 24 (twenty four) months following the date of this Agreement in circumstances where it does not require any further financing from the Investor (or otherwise) 50% (fifty per cent) of the distributable profits available to the Company (after full provision has been made for deferred taxation) in the second year of the Business Plan and 25% (twenty five per cent) of the distributable profits available to the Company (after full provision has been made for deferred taxation) in the third year of the Business Plan shall be paid to the Founders in such proportions as the Board may decide, prior to the payment of any dividends made in accordance with this Clause 15.

15.4
Notwithstanding any other provision of this Agreement or the other Transaction Documents (as defined in the Option and Funding Agreement) the Company shall pay to the Investor an annual fee of £20,000 payable within 10 Business Days of the end of each twelve (12) month period commencing on 31 December 2011 (and increasing annually in line with the Consumer Price Index) from its Free Cash (as defined in the Option and Funding Agreement) prior to making any loan repayments, bonus or dividend payments required to be paid in accordance with Transaction Documents, with the first such payment therefore being payable on 31 December 2012.

16.	Receipts

16.1	All amounts received by the Company whatsoever and howsoever shall be paid into the Company’s bank account and the Company shall use any such receipts in accordance with Clause 16.2.

16.2	The receipts shall be applied in the following order and priority:

16.2.1	firstly, in payment of the creditors of the Company, subject to the Company retaining sufficient funds for its working capital requirements;

16.2.2	secondly, in payment of any amount which may then be due and payable under the terms of the Loan Agreement;

16.2.3	thirdly, in repayment of any amount which may then be due and payable under the terms of the Funding Agreement; and

16.2.4	finally, in the distribution of the profits of the Company to the Shareholders in accordance with the Articles and the dividend policy in Clause 15 above.

16.3	Such payments referred to in Clause 16.2 shall be made at such times as the Shareholders shall reasonably consider appropriate.

17.	Confidentiality and Announcements

17.1
Except as provided elsewhere in this Agreement, and excluding any information which is in the public domain (other than through the wrongful disclosure of any party), or which any party is required to disclose by law or by the rules of any regulatory body to which the Company is subject, each party agrees to keep secret and confidential and not to use, disclose or divulge to any third party (other than a party's professional advisers) any:

17.1.1
confidential information relating to the Company (including the Intellectual Property, customer lists, reports, notes, memoranda and all other documentary records pertaining to the Company or its business affairs, finances, suppliers, customers or contractual or other arrangements); or

17.1.2	information relating to the negotiation, provisions or subject matter of this Agreement (or any document referred to in it); or

17.1.3	information concerning the Investor.

17.2
Except in accordance with Clause 17.3, the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media that concerns or relates to this Agreement or its subject matter (including, but not limited to, the Investor's investment in the Company) or any ancillary matter.

17.3
Notwithstanding Clause 17.2, any party may, with the prior written approval of the Investor Director and the Board, make or permit to be made an announcement concerning or relating to this Agreement, or its subject matter or any ancillary matter if and to the extent required by:

17.3.1	law; or

17.3.2	any securities exchange on which either party's securities are listed or traded; or

17.3.3	any regulatory or governmental or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law.

18.	Expert

18.1	An Expert is a person appointed in accordance with this Clause to resolve any dispute referred to as such in this Agreement.

18.2	The parties shall agree on the appointment of an independent Expert and shall agree with the Expert the terms of his appointment.

18.3
If the parties are unable to agree on an Expert within seven days of either party serving details of a suggested expert on the other, either party shall then be entitled to request the President of the Institute of Chartered Accountants in England and Wales to appoint an Expert chartered accountant of repute and for the President of the Institute of Chartered Accountants in England and Wales to agree with the Expert the terms of his appointment.

18.4	The Expert is required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of 3 (three) months of the matter being referred to the Expert.

18.5	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause then:

(a)	either party may apply to the President of the Institute of Chartered Accountants in England and Wales to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b)	this clause applies in relation to the new Expert as if he were the first Expert appointed.

18.6	All matters under this clause must be conducted, and the Expert’s decision shall be written, in the English language.

18.7
The parties are entitled to make submissions to the Expert and will provide (or procure that other provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

18.8
To the extent not provided for by this clause, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

18.9
Each party shall with reasonable promptness supply each other with all information and give each other access to all documentation and personnel as the other party reasonably requires to make a submission under this clause.

18.10
The Expert shall act as an expert and not as an arbitrator.   The Expert shall determine the matter in question which may include any issue involving the interpretation of any provision of this Agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference.  The Expert’s written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.

18.11
Unless otherwise stated in this Agreement, each party shall bear its own costs in relation to the reference to the Expert.  The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert shall direct.

19.	Assignment

19.1	Subject to Clause 19.3, this Agreement is personal to the parties and no party shall:

19.1.1	assign any of its rights under this Agreement; or

19.1.2	transfer any of its obligations under this Agreement; or

19.1.3	sub-contract or delegate any of its obligations under this Agreement; or

19.1.4	charge or deal in any other manner with this Agreement or any of its rights or obligations.

19.2	Any purported assignment, transfer, sub-contracting, delegation, charging or dealing in contravention of Clause 19.1 shall be ineffective.

19.3	The Investor may assign the whole or part of any of its rights under this Agreement to any Permitted Transferee.

20.	Insolvency

In the event that the Company enters Insolvency, all Intellectual Property either introduced to the Company by Edward Michael King or developed or improved by Edward Michael King during the period up to the Relevant Date shall be deemed to be assigned to Edward Michael King in consideration for the services provided by Michael King to the Company immediately prior to the occurrence of such Insolvency.

21.	Third Party Rights

21.1	This Agreement does not confer any rights on any person that is not a party to this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

22.	Agreement Survives Completion

This Agreement (other than the obligations that have already been performed) remains in full force after Completion.

23.	Shareholder Obligations and Status of this Agreement

23.1
Each Shareholder shall exercise all voting rights and other powers of control available to it in relation to the Company so as to procure (so far as is reasonably possible) that, at all times during the term of this Agreement, the provisions of this Agreement are promptly observed and given full force and effect according to its spirit and intention.

23.2
If, at any time, any provisions of the memorandum of association of the Company or the Articles conflict with any provision of this Agreement, the provisions of this Agreement shall prevail as between the Shareholders. In such circumstances the Shareholders shall procure that such modifications as are necessary are made to the Articles and/or the Company's memorandum of association.

24.	Severance

24.1
If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

24.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, that provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

25.	Variation

A variation of this Agreement shall only be valid if it is in writing and signed by the Company and each Shareholder.

26.	Costs

26.1
Subject to Clause 26.2, all costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

26.2
At Completion, the Company shall pay its own legal, accounting and due diligence fees and disbursements from the sums advanced to it under the Loan Agreement in relation to the negotiation, preparation, execution, performance and implementation of this Agreement.

27.	Whole Agreement

27.1
This Agreement and the documents referred to or incorporated in it or executed contemporaneously with it, constitute the whole agreement between the parties relating to the subject matter of this Agreement, and supersede any previous arrangement, understanding or agreement between them relating to the subject matter that they cover.

27.2	Nothing in this Clause 27 operates to exclude or limit any liability for fraud.

28.	Notices

28.1	A notice given under this Agreement:

28.1.1	shall be in writing;

28.1.2
shall be sent for the attention of the person, and to the address or fax number, given in this Clause 28 (or such other address, fax number or person as the relevant party may notify to the other party); and

28.1.3	shall be:

(a)	delivered personally; or

(b)	sent by fax; or

(c)	sent by pre-paid first-class post or recorded delivery; and

(d)	sent by email to all of the addresses listed in Clauses 28.2.1 and 28.2.2 below.

28.2	The addresses for service of notice are:

28.2.1	Company

Address:  83 Askew Crescent, Shepherds Bush, London, W12 9DW

For the attention of:   Edward Michael King

Fax number:  020 7194 7501

Email: michael.king@wocu.com

28.2.2	Investor

Address: Flex Fuels Energy, Inc. Oceana House, 34-39 Commercial Road, Southampton, Hampshire SO15 1GA

For the attention of:  The Chief Executive Officer

Fax number:  +44 (0) 29 2050 4001

Email:                  info@flexfuelsenergy.com; tom.r.barr@ntlworld.com;

28.2.3	In the case of the Founders, to the address set out alongside their respective names in Schedule 1.

28.3	A notice is deemed to have been received:

28.3.1	if delivered personally, at the time of delivery; or

28.3.2	in the case of fax, at the time of transmission; or

28.3.3	in the case of pre-paid first-class post or recorded delivery, 48 hours from the date of posting.

28.3.4
provided always that if deemed receipt under the previous paragraphs of this Clause 28.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is a Business Day), then such receipt shall be deemed to have occurred when business next starts.

28.4
To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted and where by email by an electronic transmission receipt.

29.	Further Assurance

Without prejudice to Clause 3, each party shall promptly execute and deliver all such documents, and do all such things, as the other party may from time to time reasonably require for the purpose of giving full force and effect to the provisions of this Agreement.

30.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which, when executed shall be an original and which together shall have the same effect as if each party had executed the same document.

31.	No Partnership

Nothing in this Agreement is intended to or shall be construed as establishing or implying a partnership of any kind between the parties.

32.	Governing Law and Jurisdiction

32.1
This Agreement and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

32.2
The parties irrevocably agree that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter (including non-contractual disputes or claims).

As Witness this Deed has been duly executed as a deed and delivered the day and year first above written.

Executed as a Deed and Delivered	)	/s/ Thomas Barr
by Flex Fuels Energy Inc	)	Thomas Barr Director

Executed as a Deed and Delivered	)	/s/ Edward Michael King
by Edward Michael King	)	Edward Michael King

Executed as a Deed and Delivered	)	/s/ Andrew James Slater
by Andrew James Slater	)	Andrew James Slater

Executed as a Deed and Delivered	)	/s/ Mark Daniel George Trainor
by Mark Daniel George Trainor	)	Mark Daniel George Trainor

Executed as a Deed and Delivered	)	/s/ Michael Alan Blakey
by Michael Alan Blakey	)	Michael Alan Blakey

Executed as a Deed and Delivered	)	/s/ Ian Terence Hillier-Brooks
by Ian Terence Hillier-Brook	)	Ian Terence Hillier-Brooks

Executed as a Deed	)	/s/ Stuart Anthony Holmes
by Stuart Anthony Holmes	)	Stuart Anthony Holmes

Executed as a Deed and Delivered by	)	/s/ Edward Michael King
WDX Organisation Limited		Edward Michael King Director

Schedule 1 - The Founders

Name and address of Founder	Number of ordinary shares held
Edward Michael King 83 Askew Crescent, Shepherds Bush, London, W12 9DW	100 shares of £1.00 each
Andrew James Slater 32 Ennerdale Avenue, Braintree, Essex CM77 7UE	Nil
Mark Daniel George Trainor 54 Geffers Ride, Ascot, Berks, SL5 7J	Nil
Michael Alan Blakey 3 Elstow Close, London SE9 1HZ	Nil
Ian Terence Hillier-Brook Little Jointure, Beacon Drive, Ditchling, Hassocks, West Sussex, SN6 8UL	Nil
Stuart Anthony Holmes Keeley House, Church Road, Tingath, Bucks, MK17 9EL	Nil

Schedule 2  - Particulars of the Company

Registered number:	06584607
Status:	Private limited company
Registered office:	83 Askew Crescent, Shepherds Bush, London, W12 9DW
Directors:	Edward Michael King Kenneth Ronald Smith
Secretary:	Michael Alan Blakey
Accounting reference date:	31 May

Charges:	None
Bankers:	Barclays Bank Plc

Authorised share capital:	£100 ordinary shares of £1.00 each.
Issued share capital:	100 ordinary shares of £1.00 each.

Schedule 3

Part 1 – Call Option Conditions

The Company shall deliver to the Investor on or before the Relevant Date evidence of the following items in the following form and substance:

1	A fully functional and materially fault free algorithm taking in G20 currency prices and outputting the Wocu derivative price in simulated real time in a format acceptable to the WDX Target Market;

2
Demonstrable distribution of the Wocu derivative price as above in 1 and single second updates in a professional manner acceptable to the WDX Target Market on the website with the domain name www.wocu.com;

3
A fully functioning and accurate interactive spreadsheet for use as a sales aid to demonstrate back tested volatility advantages of at least the G20 currencies against the Wocu over 2 and 5 year periods in a format acceptable to the WDX Target Market;

4
Establishment of Intellectual Property Rights protection of the Algorithm, the principles of the Wocu and the WDXi, the strap line “Exchange is no longer Foreign” and any other branding to a mutually agreed and reasonable degree;

5	Transfer of all IPR relating to the Wocu and the WDXi, the www.wocu.com. www.wdxorganisation.org and www.wdxinstitute.org domain names to the ownership of WDX;

6
Definition of materially the full terms of an effective and workable WDXi operating mandate acceptable to the WDX Target Market and recruit the first 3 key members reasonably suitable for WDXi membership for its activities in relation to the WDX Target Market by way of Letter of Intent as a minimum or similar;

7
Enter into a Heads of Agreement, Letter of Intent or Memorandum of Understanding for Wocu partnership on a fee earning basis whether binding or not, directly with at least one of Deutsche Bank, UBS, Bank of America or other top ten Global Bank, excluding Lloyds Bank;

8
Enter into a Heads of Agreement, Letter of Intent or Memorandum of Understanding for Wocu derivative listing on a fee earning basis whether binding or not, with at least one of NYSE-Euronext-Liffe, Chicago Mercantile Exchange, EUREX ,  ICE or any other global exchange of a similar standing.

Part 2 – Call Option Two Conditions

The Company shall deliver to the Investor on or before the expiry of the Call Option Two Period evidence of the following items in the following form and substance:

(a)
Cumulative sales of a commercially available, real time Wocu quote or other Wocu related fee income (defined as straight invoiced sales reasonably delived to be collectible on a normal payment cycle of a maximum of 90 days credit terms from solvent customers able and willing to pay or similar) of >£10,000 by month 8.

(b)	Cumulative Sales (as above) >£100,000 by month 11.

(c)	WDX ongoing Cash flow positive at the end of month 20, sustained for 4 months to the end of month 24.

(d)	Cumulative Revenues (as above) > £1,000,000 by month 24.

(e)	Cumulative Costs month on month not > 5% cumulative overspend c.f. with the Business Plan unless varied by Flex’s prior agreement for a specific purpose out with the Business Plan.

Schedule 4 - Deed of Adherence

This Deed is made on                                               2009

by __________________________________ of ___________________________________________ (the New Shareholder).

Whereas:

This Deed is entered into in compliance with the terms of an agreement of on or around even date herewith made between (1) Flex Fuels Energy, Inc. (2) the Company and (3) Edward Michael King, Andrew James Slater, Mark Daniel George, Michael Alan Blakey, Ian Terrance Hillier-Brook, Stuart Anthony Holmes as such agreement shall have been or may be amended, supplemented or novated from time to time (the Investment Agreement).

This Deed witnesses as follows:

1.
The New Shareholder undertakes to adhere to and be bound by the provisions of the Investment Agreement, and to perform the obligations imposed by the Investment Agreement which are to be performed on or after the date of this Deed, in all respects as if the New Shareholder were a party to the Investment Agreement and named therein as a Shareholder.

2.
This Deed is made for the benefit of (a) the original parties to the Investment Agreement and (b) any other person or persons who after the date of the Investment Agreement (and whether or not prior to or after the date of this Deed) adheres to the Investment Agreement.

3.	This Deed shall be governed by and construed in accordance with English law.

4.
The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Deed. Any proceeding, suit or action arising out of or in connection with this agreement (Proceedings) may therefore be brought in the English courts. The New Shareholder agrees that this jurisdiction agreement is irrevocable and that it is for the benefit of each of the parties referred to in clause 2 of the Investment Agreement. Nothing contained in this clause shall limit the right of any person having the benefit of this Deed to take Proceedings against the New Shareholder in any other court or in the courts of more than one jurisdiction at the same time.

In Witness of which this Deed has been executed and delivered by the New Shareholder on the date which first appears above.

Executed as a Deed by

_____________________________

in the presence of:

Witness signature.........................................

Witness name..............................................

Address ......................................................

Occupation ..................................................

Schedule 5 - Warranties

1	Share Capital

1.1
Edward Michael King is the legal and beneficial owners of the number of ordinary shares set opposite  his name in Schedule 1. All of the shares set out in Schedule 1 are fully paid and comprise the entire issued share capital of the Company.

1.2
None of the share capital of the Company (whether issued or unissued) is under option or subject to any Encumbrance. No dividends or other rights or benefits have been declared, made or paid or agreed to be declared, made or paid thereon.

2	Information Supplied

2.1
All information contained in replies to the due diligence enquiries, a copy of which are appended to this Agreement and initialled by the parties for the purposes of identification only is true, complete and accurate in all material respects.

2.2	The information contained or referred to in the Background, Schedule 1 and Schedule 2 is true, and accurate and is not misleading.

2.3	No Warrantor is aware of any fact or matter not disclosed in writing to the Investor which:

(a)	might directly affect the ability of the Company to obtain any regulatory approval, if any, necessary to conduct its Business; or

(b)	might pose a specific competitive threat (other than the general threat of competition) to the Business;

the disclosure of which might reasonably affect the willingness of a reasonable institutional investor to apply for Shares in the capital of the Company, or the price at or terms on which an institutional investor would be willing to subscribe for them.

3	Business Plan

3.1
The Business Plan has been diligently prepared and, as at the date of this Agreement, each of the Founders believes that it represents a realistic plan in relation to the future progress, expansion and development of the Business.

3.2	All factual information contained in the Business Plan was when given, and is at the date of this Agreement, true, complete and accurate in all material respects and not misleading.

3.3
The financial forecasts, projections or estimates contained in the Business Plan have been diligently prepared, are fair, valid and reasonable and are not in need of material amendment, modification, review or other alteration, nor have they been disproved or put in doubt in the light of any events or circumstances which have arisen after the preparation of the Business Plan up to the date of this Agreement.

3.4
The assumptions on which the prospects of the Company are based, are stated in the Business Plan and have been carefully considered and each of the Founders believes that, having regard to the information available and to the market conditions prevailing at Completion, they are reasonable.

3.5	Each of the Founders believes that all statements of opinion in the Business Plan are fair and reasonable and are not misleading.

3.6
All matters within management control which could materially and adversely affect the achievement of the financial forecasts in the Business Plan (other than general economic factors) are referred to in the Business Plan and have been taken into account in its preparation.

3.7	All budgeted costs contained in the Business Plan have been prepared with all due care and attention.

4	Statement of Liabilities

A statement of liabilities of the Company as at Completion, a copy of which is appended to the Disclosure Letter, is true, accurate and not misleading.

5	Taxation

5.1
The Company has duly and punctually made all returns and given or delivered all notices, accounts and information which ought to have been made to, and is not involved in, any dispute with HM Revenue & Customs or any other governmental, state, federal, provincial, local governmental or municipal authority, body or official (whether in the United Kingdom or elsewhere in the world) (Taxing Authority) concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to taxation and the Company is not aware of any matter which may lead to such dispute.

5.2
The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or (so far as each of the Founders are aware) any other person avoiding taxation.

5.3
All documents to which the Company is a party or which form part of the Company's title to any asset owned or possessed by it or which the Company may need to enforce or produce in evidence in the courts of the United Kingdom have been duly stamped and (where appropriate) adjudicated.

5.4	No directors, officers or employees of the Company have received any securities, interests in securities or securities options as defined in Part 7 of ITEPA.

5.5
No directors, employees or officers of the company have received any securities or interests in securities in a form which is, or could be, treated as a "readily convertible asset" as defined in Section 702 of ITEPA.

5.6
All directors, officers or employees of the Company who have received any securities or interests in securities falling with Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the company under section 431 of ITEPA. A Schedule of any such directors, officers or employees and the elections entered into is attached to this Agreement.

6	Litigation

6.1	Neither the Company, nor any person for whose acts or omissions it may be vicariously liable, is engaged in or subject to any:

6.1.1
litigation, administrative, mediation or arbitration proceedings (except for debt collection in the ordinary and usual course of business, details of which have been Disclosed) in relation to the Company or the Business or any of them; or

6.1.2	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

6.2
No such proceedings, investigation or inquiry as are mentioned in paragraph 6.1 have been threatened or are pending by or against the Company or against any such person and there are no facts or circumstances likely to give rise to any such proceedings.

6.3
There are no existing or pending judgments or rulings against the Company which affect (or may affect) the Business or any part of it. The Company has not given any undertakings arising from legal proceedings to a court, governmental agency or regulator or third party which could affect the Business or any part of it.

7	Intellectual Property

7.1
The Company has taken all steps necessary or desirable for the fullest protection of all Intellectual Property and know-how used by it. The Company has not itself granted any rights to third parties in relation to any of its Intellectual Property.

7.2
The operations of the Company and any products or services supplied by it do not use or infringe the rights of any person or infringe any right of privacy. The Founders are not aware of any claims or applications for registration which might be material for disclosure to the Investor as an applicant for shares in the Company.

7.3
All Intellectual Property (including know-how) which is, or is likely to be, material to the business of the Company, are (or in the case of applications will be) legally and beneficially vested exclusively in the Company and valid and enforceable and not subject to any claims of opposition from any third party.

7.4	No licences have been entered into by the Company in relation to Intellectual Property.

7.5	No Intellectual Property in which the Company has any interest and which is, or is likely to be, material to the business of the Company is so far as the Founders are aware:

7.5.1	being (or has been) infringed, misappropriated or used without permission by any other person; or

7.5.2	subject to any licence, estoppel or authority or similar right in favour of any other person.

7.6	All Intellectual Property which is registered in the name of the Company, or in respect of which the Company has made application for registration, is:

7.6.1	listed and briefly described in Schedule 6;

7.6.2	legally and beneficially vested in the Company, or will be prior to the Relevant Date; and

7.6.3	valid and enforceable.

7.7
All renewal fees in respect of the registered Intellectual Property have been duly paid, and all other steps required to maintain and protect the registered Intellectual Property have been taken, in any jurisdiction in which they are registered.

7.8
Nothing has been done, or omitted to be done, whereby any Intellectual Property owned or used by the Company have ceased (or might cease) to be valid and enforceable, or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any such Intellectual Property.

7.9
So far as the Founders are aware (having made all proper and prudent investigation), no person other than the Company has registered or applied to register in any country any invention, topography, copyright work, design, trade or service mark or name, trade secret or know-how or other Intellectual Property made, or claimed to be owned, by the Company.

7.10
The licences, agreements and arrangements listed in Schedule 6 (true, current and complete copies of each of which have been supplied to the Investor) have been entered into in the ordinary course of business, are in full force and effect and no notice has been given on either side to terminate any of them, and no amendment made or accepted to their terms since they were first entered into; and the obligations of all parties under each of the same have been fully complied with and no disputes exist or are anticipated in respect of any of them.

7.11
The Company has not knowingly disclosed or permitted to be disclosed, to any person (other than to the Investor and to their agents, employees or professional advisers) any of its know-how, trade secrets, confidential information or lists of customers or suppliers.

7.12
So far as the Founders are aware (having made all proper and prudent investigation), no person has registered domain names that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned, or intended to be owned, by the Company.

7.13
The contents of any website through which the Company conducts any of its business complies with all laws, regulations and codes of practice in any applicable jurisdiction and such website is not linked by a hypertext link to any other website.

7.14	There are no third party claims that any domain name registered by the Company is in infringement of a third party's domain name or other Intellectual Property rights.

7.15	In respect of any personal data (as defined in the DPA 1998) processed by the Company, the Company:

7.15.1	has made all necessary registrations and notifications of its particulars under the DPA 1998;

7.15.2	all details supplied in relation to each application for registration or notification are accurate and complete;

7.15.3	complies and will continue to comply with the DPA 1998 and any guidance notes or guidelines issued by the Information Commissioner;

7.15.4	will co-operate fully in complying with any subject access requests made under the DPA 1998; and

7.15.5	no notice of any kind has been served on the Company under any part of the DPA 1998 or any analogous legislation in any part of the world.

7.16	All of the Intellectual Property rights created or originated by the Founders are owned by the Company at the date of Completion.

8	Assets, Debts and Stock

8.1
All assets used by, and all debts due to, the Company or which have otherwise been represented as being its property or due to it or used or held for the purposes of its business are at the date of Completion its absolute property and none is the subject of any Encumbrance (except in respect of liens arising in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, retention of title, conditional sale or credit sale agreement.

8.2	The Company has not granted any security or Encumbrance over any part of its undertaking or assets.

8.3	Each asset needed for the proper conduct of the Business is in good repair and working order (fair wear and tear excepted).

9	Contracts with Connected Persons

9.1
There are no loans made by the Company to any of its directors or shareholders and/or any person connected with any of them and no debts or liabilities owing by the Company to any of its directors or shareholders and/or any person connected with them as aforesaid.

9.2	There are no existing contracts or arrangements to which the Company is a party and in which any of its directors or shareholders (and/or any person connected with any of them) is interested.

10	Employment Arrangements

10.1
Since the date of incorporation of the Company, the Company has not, and no third party has on the Company’s behalf, engaged any employees, consultants, contractors (or similar) to provide any services to or on behalf of the Company.

10.2
No officer of the Company has served the Company in any executive capacity whatsoever or howsoever and has not carried out any duties or obligations to or on behalf of the Company beyond those which an officer of the Company would ordinarily perform.

10.3
No officer of the Company receives any payment or other form of remuneration or benefit in respect of his position as an officer of the Company and no officer of the Company has entered into any contract (whether written or oral) with the Company in respect of his appointment.

10.4	There are no agreements or other arrangements (binding or otherwise) or outstanding or anticipated claims or disputes between the Company and any trade union or other similar body.

10.5	The Company does not have any outstanding obligations in respect of any of its present or former directors or shareholders.

10.6	No gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of any contract of engagement of any present or former officer of the Company.

10.7
There are no agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other similar benefits on redundancy, retirement or on death or during periods of sickness or disablement for the benefit of any present or former officer of the Company or for the benefit of the dependants of any such person.

11	Statutory and Legal Requirements

11.1
All statutory, municipal, governmental, court and other requirements applicable to the carrying on of the business of the Company, the formation, continuance in existence, creation and issue of securities, management, property or operation of the Company have been complied with, and all permits, authorities, licences and consents have been obtained and all conditions applicable to it complied with and, so far as the Founders are aware, there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents, nor is there any agreement which materially restricts the fields within which the Company may carry on its business.

11.2
The Company has not committed, and is not liable for, any criminal, illegal, unlawful, ultra vires or unauthorised act or breach of covenant, contract or statutory duty and, so far as the Founders are aware, no officer or senior manager of the Company has committed any crime other than minor traffic offences.

11.3
No person, not being a director of the Company, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit the Company to any obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

12	Records and Registers

The records (including computer records), statutory books, registers, minute books and books of account of the Company are duly entered up and maintained in accordance with all legal requirements applicable thereto and contain true, full and accurate records of all matters required to be dealt with in them and all such books and all records and documents (including documents of title) which are the Company's property are in its possession or under its control and all accounts, documents and returns required to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made and there has been no notice of any proceedings to rectify the register of members of the Company and there are no circumstances which might lead to any application for rectification of the register of members.

13	Group Structure

13.1
The Company does not have any subsidiary companies, nor has it at any time been the holding company of any company or a member of or the beneficial owner of any shares, securities or any interest in any company or other person.

13.2
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any shares or loan capital of the Company under option or any other agreement (including conversion rights and rights of pre-emption).

14	Agreements and Capital Commitments

14.1	The Company:

14.1.1	has no material capital commitments;

14.1.2
is not a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature or which involves or could involve a material obligation or liability;

14.1.3
has not become bound, and no person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled), to require it to repay any loan capital or other debenture, redeemable preference share capital, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated due date;

14.1.4	is not a party to any agreement which is (or may become) terminable as a result of the entry into or completion of this Agreement;

14.1.5	is not bound by any guarantee or contract of indemnity under which any liability or contingent liability is outstanding;

14.1.6	has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;

14.1.7	is not a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement;

14.1.8	is not a party to or enjoys the benefit of any agreement requiring registration or notification under or by virtue of any statute; and

14.1.9	is not in default of any agreement or arrangement to which it is a party.

14.2
The Company has not been, and is not a party to, any contract or arrangements binding on it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm's length basis.

14.3	The only bonus pools in place in relation to the Company for the benefit of the Founders are those referred to in the Investment Agreement.

15	Insolvency

15.1	No step has been taken to initiate any process by or under which:

15.1.1	the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

15.1.2
some or all of the creditors of the Company accept, by agreement or under a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company [or any of the Subsidiaries]; or

15.1.3	a person is appointed to manage the affairs, business and assets of the Company on behalf of the Company's creditors; or

15.1.4	the holder of a charge over the Company's assets is appointed to control the business and assets of the Company.

15.2	In relation to the Company:

15.2.1	no administrator has been appointed;

15.2.2	no documents have been filed with the court for the appointment of an administrator; and

15.2.3
no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

15.3	No distress, execution or other process has been levied on an asset of the Company.

Schedule 6 – Intellectual Property

Intellectual Property registered in the name of the Company or for which an application has been made:-

www.wdxinstitute.org

www.wocu.com

www.wdxorganisation.org

Details of each licence agreement/arrangement to which the Company is a party:-

None

Schedule 7 – Call Option Share Examples

For example:

1
Where the Founders hold 4,900 Shares in aggregate and the Investor holds 5,100 Shares and three of the Call Option Conditions have not been met by the Relevant Date, the Call Option Shares shall be 2,564 with the Founders then holding 4,900 Shares (39% of the diluted equity) and the Investor holding 7,664 Shares (61% of the diluted equity).

2
Where 1 above applies (in other words, the Founders hold 4,900 Shares in aggregate and the Investor holds 7,664 Shares) and one of the Call Option Two Conditions has not been met by the end of the Call Option Two Period, the Call Option Two Shares shall be 1,848 with the Founders holding 4,900 Shares (34% of the diluted equity) and the Investor holding 9,512 Shares (66% of the diluted equity).

3
Where 2 above applies but during the Call Option Two Period (prior to the exercise of the Call Option Two) Drawings totalling £100,000 have been advanced to the Borrower under the Option and Funding Agreement, then:

Prior to 1st Drawing:	Founders 4,900 Shares Investor 7,664 Shares
On 1st Drawing
Investor’s shareholding increases by 839 Shares, with the Investor’s total shareholding of 8,503 Shares representing 63.44% of the post allotment diluted equity of the Company, in accordance with the Option and Funding Agreement, and the Founders aggregate shareholding of 4,900 representing 36.56% of the post allotment diluted equity of the Company.

On 2nd Drawing
Investor’s shareholding increases by 958 Shares,  with the Investor’s total shareholding of 9,461 Shares  representing 65.88% of the post allotment diluted equity of the Company, and the Founders’ aggregate shareholding of 4,900 Shares representing 34.12% of the post allotment diluted equity of the Company.

Then, when the Call Option Two is exercised and one of the Call Option Two Conditions has not been met by the end of the Call Option Two Period, the Investor’s total shareholding will increase to 70.88%.  The number of Call Option Two Shares will increase to 2,466, with the Investor’s total shareholding being 11,927 Shares and the Founders’ aggregate shareholding being 4,900 or 29.12% of the post allotment diluted equity.

Agreed Form Documents